Exhibit 3

IRREVOCABLE PROXY

The undersigned, not individually but in their capacities as trustees of the WALTON FAMILY HOLDINGS TRUST, hereby irrevocably appoint Walton Enterprises, LLC, a Delaware limited liability company, as their true and lawful agent and proxy, to, with respect to any and all shares of Walmart Inc. (“Walmart”) held by the Walton Family Holdings Trust, vote (including by written consent, if applicable) and act for the undersigned at any and all meetings of the shareholders of Walmart or through the written consent of shareholders of Walmart, in the same manner and with the same effect as if such action were taken by the undersigned, as trustees of the Walton Family Holdings Trust, with respect to all matters to be considered at such meetings and any adjournments or postponements thereof.  It is understood by the undersigned that this proxy is irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy.  This irrevocable proxy shall expire upon the termination of the Walton Family Holding Trust.

IN WITNESS WHEREOF, the undersigned have executed this proxy as of the 18th day of December, 2024.

/s/ S. Robson Walton
S. Robson Walton, as trustee

/s/ Jim C. Walton
Jim C. Walton, as trustee

/s/ Alice L. Walton
Alice L. Walton, as trustee

/s/ Samuel R. Walton
Samuel R. Walton, as trustee

/s/ Carrie Walton Penner
Carrie Walton Penner, as trustee

/s/ Benjamin S. Walton
Benjamin S. Walton, as trustee

/s/ Lukas T. Walton
Lukas T. Walton, as trustee

/s/ Alice Proietti
Alice Proietti, as trustee

/s/ Steuart L. Walton
Steuart L. Walton, as trustee

/s/ Thomas L. Walton
Thomas L. Walton, as trustee

/s/ James M. Walton
James M. Walton, as trustee